Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of June 17, 2013

By and Among

Orchard Supply Company, LLC

as Purchaser,

and

Orchard Supply Hardware Stores Corporation

as Seller

and

Orchard Supply Hardware LLC and OSH Properties LLC

as Company Subsidiaries

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4.11	Inventory	20

4.12	Contracts	20

4.13	Tax Returns; Taxes	21

4.14	Employees; Seller Benefit Plans	22

4.15	Labor Matters	23

4.16	Bank Accounts	24

4.17	SEC Documents; Financial Statements	24

4.18	Internal Controls	25

4.19	WARN Act	26

4.20	Environmental Matters	26

4.21	Accounts Receivable	26

4.22	Absence of Certain Changes	26

4.23	No Other Representations or Warranties	28

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	28

5.1	Organization and Qualification	28

5.2	Authority	28

5.3	No Inconsistent Obligations	29

5.4	Conflicts; Consents	29

5.5	Brokers	29

5.6	Adequate Assurances Regarding Assigned Contracts	29

5.7	No Litigation	29

5.8	Due Diligence	29

ARTICLE VI.	EMPLOYEES	30

6.1	Employee Matters	30

ARTICLE VII.	BANKRUPTCY COURT MATTERS	32

7.1	Approval of Bid Protections and Overbid Protection	32

7.2	Competing Bid and Other Matters	32

7.3	Sale Order	33

7.4	Contracts	33

7.5	Bankruptcy Filings	33

7.6	Sale Free and Clear	34

ARTICLE VIII.	COVENANTS AND AGREEMENTS	34

8.1	Conduct of Business of Sellers	34

8.2	Access to Information	36

8.3	Assignability of Certain Contracts	36

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8.4	Rejected Contracts	36

8.5	Reasonable Efforts; Cooperation	36

8.6	Further Assurances	38

8.7	Notification of Certain Matters	38

8.8	Confidentiality	38

8.9	Preservation of Records	39

8.10	Publicity	39

8.11	Material Adverse Effect	39

8.12	Casualty Loss	39

8.13	No Successor Liability	39

8.14	Change of Name	40

8.15	Receivables	40

8.16	Antitrust Approvals	40

ARTICLE IX.	CONDITIONS TO CLOSING	41

9.1	Conditions Precedent to the Obligations of Purchaser and Sellers	41

9.2	Conditions Precedent to the Obligations of Seller	42

9.3	Conditions Precedent to the Obligations of Purchaser	42

ARTICLE X.	ADDITIONAL DEFINITIONS	43

10.1	Definitions	43

ARTICLE XI.	TAXES	55

11.1	Certain Taxes	55

11.2	Allocation of Purchase Price	55

11.3	Cooperation on Tax Matters	55

11.4	FIRPTA Certificate	55

11.5	Tax Refunds	55

ARTICLE XII.	MISCELLANEOUS	56

12.1	Payment of Expenses	56

12.2	Survival of Representations and Warranties; Survival of Confidentiality	56

12.3	Entire Agreement; Amendments and Waivers	56

12.4	Execution of Agreement; Counterparts; Electronic Signatures	56

12.5	Governing Law	56

12.6	Jurisdiction, Waiver of Jury Trial	57

12.7	Notices	57

12.8	Binding Effect; Assignment	58

12.9	Severability	58

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12.10	Bulk Sales Laws	59

12.11	Access and Right to Use	59

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INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE

EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT OF LEASES

EXHIBIT D	IP ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT E	BIDDING PROCEDURES ORDER

EXHIBIT F	SALE ORDER

EXHIBIT G	FORM OF SUPPORT AGREEMENT

INDEX OF SCHEDULES

SCHEDULE 1.1	STORE LOCATIONS

SCHEDULE 1.1(B)	ASSIGNED CONTRACTS

SCHEDULE 1.1(C)	EXCLUDED ACCOUNTS RECEIVABLES

SCHEDULE 1.1(D)	EXCLUDED CASH AND CASH EQUIVALENTS

SCHEDULE 1.1(F)	ACQUIRED OWNED REAL PROPERTY

SCHEDULE 1.1(G)	ACQUIRED BUILDINGS

SCHEDULE 1.1(H)	ASSUMED LEASED REAL PROPERTY

SCHEDULE 1.1(I)	EXCLUDED TANGIBLE ASSETS RELATING TO THE BUSINESS

SCHEDULE 1.1(V)	CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENTS

SCHEDULE 1.1(W)	ASSUMED PLANS

SCHEDULE 1.1(BB)	CLAIMS AND RIGHTS RELATED TO EXCLUDED ASSETS

SCHEDULE 1.2(K)	GOB STORE LOCATIONS

SCHEDULE 1.2(M)	DEPOSITS AND PRE-PAID AMOUNTS

SCHEDULE 1.3(C) -	TRADE PAYABLES

SCHEDULE 1.3(D)	OPEN PURCHASE ORDERS

SCHEDULE 1.3(F)	ADDITIONAL TRADE PAYABLE LIABILITIES

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SCHEDULE 1.4(R)	ADDITIONAL EXCLUDED LIABILITIES

SCHEDULE 1.6(A)	ASSIGNED CONTRACTS

SCHEDULE 4.2	NOTICES, FILINGS AND CONSENTS

SCHEDULE 4.3(A)	CONFLICTS WITH ORGANIZATIONAL DOCUMENTS

SCHEDULE 4.3(B)	CONSENTS

SCHEDULE 4.3(C)	COMPLIANCE EXCEPTIONS

SCHEDULE 4.4	BROKERS AND FINDERS

SCHEDULE 4.6(A)	LEASED REAL PROPERTY

SCHEDULE 4.6(B)(i)	OWNED REAL PROPERTY

SCHEDULE 4.6(B)(ii)	OWNED BUILDINGS

SCHEDULE 4.7	PERSONAL PROPERTY LEASES

SCHEDULE 4.8	PURCHASED INTELLECTUAL PROPERTY

SCHEDULE 4.9	LITIGATION

SCHEDULE 4.11(D)	INVENTORY HELD ON CONSIGNMENT

SCHEDULE 4.13(A)	EXTENSIONS OF TIME

SCHEDULE 4.13(E)	MATERIAL TAX PROCEEDINGS

SCHEDULE 4.13(F)	TAX SHARING AGREEMENTS AND LIABILITIES

SCHEDULE 4.14(B)	EMPLOYEE ACTIONS

SCHEDULE 4.14(C)	BENEFIT PLANS

SCHEDULE 4.15(A)	LABOR AGREEMENTS, ORGANIZATIONS, RECOGNITIONS AND REPRESENTATIONS

SCHEDULE 4.15(F)	EMPLOYMENT AND CONSULTING AGREEMENTS

SCHEDULE 4.16	BANK ACCOUNTS

SCHEDULE 4.20	ENVIRONMENTAL MATTERS

SCHEDULE 4.22(B)	CHANGES IN THE BUSINESS

SCHEDULE 5.4(B)	PURCHASER CONSENTS

SCHEDULE 6.1(B)	BASE COMPENSATION/ WAGE RATE INCREASES

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SCHEDULE 8.1(A)	CHANGES TO COMPENSATION/BENEFITS AND BONUSES

SCHEDULE 8.1(C)	REMOVAL OF ASSETS OR INVENTORY

SCHEDULE 8.1(I)	RELATED PARTY TRANSACTIONS

SCHEDULE 8.1(Q)	AGREEMENTS TO CONSTRUCT OR REMODEL STORES

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 17, 2013 (the “Agreement Date”), by and among Orchard Supply Company, LLC, a Delaware limited liability company (“Purchaser”) and one or more other persons designated by the Purchaser (collectively, the “Purchaser Designees”), and Orchard Supply Hardware Stores Corporation, a Delaware corporation (the “Company”), Orchard Supply Hardware LLC, a Delaware limited liability company and OSH Properties LLC (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”, and, together with the Company, each a “Seller” and collectively, the “Sellers”). Purchaser and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth herein or in Article X.

RECITALS

WHEREAS, on June 17, 2013, the Sellers intend to file voluntary petitions (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing chapter 11 cases (collectively, the “Bankruptcy Cases”).

WHEREAS, the Sellers will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

WHEREAS, the Sellers wish to sell the Business;

WHEREAS, Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from the Sellers and the Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code;

WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Seller and assignment to Purchaser of the Assigned Contracts and the liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court (together, the “Bankruptcy Rules”); and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

1.1 Purchase and Sale of the Purchased Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing Sellers shall sell, transfer, assign, convey and deliver to Purchaser or any Purchaser Designee, and Purchaser shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in, to and under the business relating to the store support center, distribution center (“Distribution Center”) and at least 60 of the high-quality neighborhood home repair and maintenance, paint, housewares and garden stores (the “Stores”) listed on Schedule 1.1 (the “Business”), including the following, but excluding the Excluded Assets, (the “Purchased Assets”) as of the Closing:

(a) all of Sellers’ properties, rights, claims and assets (other than the Excluded Assets) of every kind and description, wherever situated or located, real, personal or mixed, tangible or intangible, contingent, owned, leased, or licensed, for use in or relating to the Business, whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date;

(b) subject to Section 1.6, to the extent assignable pursuant to Section 365 of the Bankruptcy Code, all rights under Contracts, agreements and purchase and sale orders that are not Rejected Contracts (as defined in Section 1.6(a)(i)), including all rights under any lease for Assumed Leased Real Property and any customer contracts and any contract renewal rights, but excluding obligations under the DIP Financing Agreements and the Excluded Contracts (the “Assigned Contracts”), each as listed on Schedule 1.1(b) and Schedule 4.7;

(c) to the extent related to the Business, except as set forth on Schedule 1.1(c), all trade and non-trade accounts receivable, notes receivable and negotiable instruments of Sellers, but excluding any intercompany Indebtedness among the Sellers (the “Accounts Receivable”);

(d) all of each Seller’s Cash and Cash Equivalents other than as set forth on Schedule 1.1(d);

(e) all Documents relating to the Purchased Assets or Assumed Liabilities, including, without limitation, customer lists;

(f) the Owned Real Property listed on Schedule 1.1(f) (the “Acquired Owned Real Property”);

(g) the Owned Buildings, subject to ground leases, listed on Schedule 1.1(g) (the “Acquired Buildings”);

(h) the Leased Real Property listed on Schedule 1.1(h) (the “Assumed Leased Real Property”), including any security deposits or other deposits delivered in connection therewith;

(i) all tangible assets of Sellers relating to the Business, other than the assets set forth on Schedule 1.1(i), including, without limitation, the tangible assets of Seller located at any Assumed Leased Real Property or at the Locations listed on Schedule 1.1(i);

(j) all personnel files for Transferred Employees except as required under Law; provided, however, that Sellers have the right to retain copies at Seller’s expense to the extent required by Law;

(k) any chattel paper owned or held by Sellers relating to the Business or the Purchased Assets other than the Excluded Assets;

(l) any lock boxes to which account debtors of the Sellers remit payment relating to the Business or the Purchased Assets other than the Excluded Assets;

(m) all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers relating to the Business or the Purchased Assets other than the Excluded Assets of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

(n) all Permits and all pending applications therefor;

(o) all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating to the Assigned Contracts) or Assumed Liabilities, including rights under vendors’ and manufacturers’ warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law that are possessed by the Sellers;

(p) the Intellectual Property;

(q) all goodwill, payment intangibles and general intangible assets and rights of Seller to the extent associated with the Business or the Purchased Assets other than the Excluded Assets;

(r) all Inventory, including raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on the Sellers’ books of account, in each case with any transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets to the extent owned by Sellers;

(s) to the extent permitted by Law, the Sellers’ Documents, and without limiting the foregoing, each of the following: financial accounting and other books and records, correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case arising under or relating to the Purchased Assets, the Assumed Liabilities or the Business provided, however, that Sellers have the right to retain copies of all of the foregoing at Purchaser’s expense;

(t) to the extent transferable, all rights and obligations under or arising out of all insurance policies relating to the Business or any of the Purchased Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies);

(u) all Tax assets net of any liability (including all state and federal Tax refunds (or the right to such state and federal refunds of Taxes, whether claimed or unclaimed) for all taxable periods (or portions thereof), whether ending on, prior to, or after the Closing Date (the “Tax Refunds”));

(v) except to the extent set forth on Schedule 1.1(v), all rights and obligations under non-disclosure or confidentiality, key employee retention plans and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties (including any non-disclosure or confidentiality agreements or any key employee retention plans or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Cases and the Auction contemplated by the Bidding Procedures Order);

(w) all Assumed Plans (including all assets, trusts, insurance policies and administration service contracts related thereto) listed on Schedule 1.1(w);

(x) to the extent owned by any Seller, all fixed assets and other personal property and interests related to the Business or Purchased Assets, wherever located, including all vehicles, tools, parts and supplies, fuel, machinery, equipment, furniture, furnishing, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and related documentation, stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any freely transferable warranty and service rights of the applicable Seller with respect to such Purchased Assets;

(y) telephone, fax numbers and email addresses;

(z) all of Sellers’ rights to receive refunds, payments or overpayments, clawbacks or other amounts (whether from a workers’ compensation administrator or otherwise) in respect of any and all workers’ compensation matters, claims, potential claims, purported claims and similar related items with respect to any Transferred Employee;

(aa) all avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws relating to the Purchased Assets and/or Assumed Liabilities, including all actions relating to vendors and service providers used in the Business that are counterparties to Assumed Contracts or relating to Assumed Liabilities (the “Avoidance Actions”); and

(bb) except to the extent set forth on Schedule 1.1(bb), any and all claims, deposits, prepayments, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment relating to or in respect of an Excluded Asset.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign or convey, and Sellers shall retain all right, title and interest to, in and under only the following assets, properties, interests and rights of such Seller (collectively, the “Excluded Assets”):

(a) any asset of Sellers that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of in the Ordinary Course of Business of such Sellers and in conformity with the terms and conditions of this Agreement, during the time from the Agreement Date until the Closing Date, or Purchaser otherwise agrees to such disposition;

(b) copies of any and all information not relating to the Business that is stored on any Seller’s computer systems, data networks or servers;

(c) all agreements and contracts of Sellers other than the Assigned Contracts;

(d) all Documents and all personnel records of Seller’s employees that any Seller is required by Law to retain and is prohibited by Law from providing a copy thereof to Purchaser;

(e) the Seller’s Organizational Documents, corporate charter, minute and stock record books, Tax Returns, corporate seal, checkbooks and canceled checks;

(f) all shares of capital stock or other equity interests issued by any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(g) any avoidance claims or causes of action under the Bankruptcy Code or applicable Law (including, without limitation, any preference or fraudulent conveyance), and all other claims or causes of action under any other provision of the Bankruptcy Code or applicable laws, solely relating to Excluded Assets or Excluded Liabilities;

(h) all Claims that any of the Sellers may have against any Person solely with respect to any Excluded Assets or any Excluded Liabilities;

(i) Sellers’ rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Purchaser to any Seller in connection with the transactions contemplated hereby, or any side agreement between any Seller and Purchaser entered into on or after the Agreement Date;

(j) all current and prior director and officer insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(k) any assets in the store locations listed in Schedule 1.2(k), which the Sellers plan to sell in going-out-of business sales (the “GOB Sales”);

(l) any proceeds received by the Sellers from the GOB Sales;

(m) all deposits or pre-paid amounts funded by the Sellers for the purpose of the Bankruptcy Cases set forth on Schedule 1.2(m); and

(n) all Benefit Plans (including all assets, trusts, insurance policies and administration service contracts related thereto) except for the Assumed Plans;

1.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, Purchaser shall assume from the Sellers (and pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Sellers shall irrevocably convey, transfer and assign to Purchaser, the following Liabilities (and only the following Liabilities) (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Sellers arising from the ownership of the Purchased Assets, arising after the Closing Date;

(b) all Liabilities and obligations of Sellers under the Purchased Assets and under the Assigned Contracts, including, without limitation, (i) all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (such pre-petition cure costs are, collectively, the “Cure Costs”) and (ii) any post-Closing liabilities;

(c) any Liabilities for trade payables arising out of the conduct of the Business and incurred after the Petition Date but on or before the Closing Date, each as listed on Schedule 1.3(c);

(d) all open purchase orders set forth on Schedule 1.3(d) arising out of the conduct of the Business and Liabilities arising under drafts or checks outstanding at the Closing incurred in the Ordinary Course of Business;

(e) the obligations to provide benefits or payments under the Assumed Plans;

(f) all Liabilities for trade payables arising out of the conduct of the Business incurred on or prior to the Petition Date, set forth on Schedule 1.3(f), including, but not limited to, liability for goods under Section 503(b)(9) of the Bankruptcy Code;

(g) 50% of the amount approved by the Bankruptcy Court to be paid by the Sellers to their employees pursuant to the Motion of the Debtors and Debtors in Possession for an Order Authorizing and Approving Performance-Based Incentives for Key Employees, up to a maximum of $1.6 million; and

(h) 50% of the first $250,000 of Taxes owed by Sellers and arising in connection with the consummation of the transactions contemplated by this Agreement and 100% of any such amount above $250,000.

The assumption by Purchaser of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto.

1.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any other Liabilities of any Seller of whatever nature (whether arising prior to, at the time of, or subsequent to Closing), whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not assets, and whether or not known or unknown or currently existing or hereafter arising or matured or unmatured, direct or indirect, and the Sellers shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the operation of the Business or the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a) all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(b) any and all Liabilities for Indebtedness with respect to borrowed money and any intercompany Indebtedness among the Sellers;

(c) all guarantees of third party obligations and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;

(d) except as provided in Section 1.3(h), any and all (i) Liabilities of the Sellers for any Taxes (including any Taxes owed by Sellers and arising in connection with the consummation of the transactions contemplated by this Agreement), (ii) any Taxes imposed on any Person that are the responsibility of the Sellers pursuant to Section 11.1, (iii) Taxes attributable to the Purchased Assets or the operation of the Business for any Pre-Closing Tax Period and (iv) any Taxes arising from or in connection with an Excluded Asset;

(e) any and all Liabilities of the Sellers in respect of Contracts that are not Assigned Contracts;

(f) except for any employment Contract that is an Assumed Contract, all Liabilities with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, member, partner or independent contractor of any Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Purchaser or any of its Affiliates after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between any Seller or ERISA Affiliate and any such individual, including the termination of such relationship, (B) arises out of or relates to any Benefit Plan or (C) arises out of or relates to events or conditions occurring on or before the Closing Date;

(g) draft or checks outstanding at the Closing (except to the extent an Assumed Liability or relating to an Assumed Contract);

(h) all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(i) all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers in connection with this Agreement or the administration of the Bankruptcy Cases (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions; (iii) the negotiation, execution and consummation of the DIP Financings, and (iv) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;

(j) all Liabilities related to the WARN Act, to the extent applicable, with respect to Employees, and for any action resulting from Employees’ separation of employment prior to or on the Closing Date;

(k) all Liabilities with respect to severance, compensation or benefits of any nature owed by Sellers to any current or former employee, consultant or independent contractor or any beneficiary or dependent thereof, whether or not any such individual enters into employment or other service with Purchaser after Closing that (i) arises out of or relates to the employment or service-provider relationship between the Sellers or any ERISA Affiliate and any such individuals, including the termination of such relationship, (ii) arises out of or relates to any Benefit Plan or (iii) arises out of or relates to events or conditions occurring on or before the Closing Date;

(l) all Liabilities of any Seller to its equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any liability of any Seller pursuant to any Affiliate Agreement;

(m) all Liabilities arising out of or relating to any business or property formerly owned or operated by any Seller, any Affiliate or predecessor thereof, but not presently owned and operated by the Sellers;

(n) all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Authorities, or otherwise) involving, against, or affecting any Purchased Asset, the Business, any Seller, or any assets or properties of any Seller, whether commenced, filed, initiated, or threatened before or after the Closing and whether relating to facts, events, or circumstances arising or occurring before or after the Closing;

(o) all obligations of the Sellers arising and to be performed prior to the Closing Date arising from or related to the Business or the Purchased Assets;

(p) all Environmental Liabilities and Obligations;

(q) all Liabilities of any Seller or their predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Purchased Assets or, is not transferred to Purchaser because of any failure to obtain any third-party or governmental consent required for such transfer; and

(r) all Liabilities set forth on Schedule 1.4(r).

1.5 Post Closing Liabilities. Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser’s ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including without limitation all Taxes arising out of or related to the Purchased Assets or the operation of conduct of the Business acquired pursuant to this Agreement for all Tax periods beginning on or after the Closing Date.

1.6 Assumption/Rejection of Certain Contracts.

(a) Assignment and Assumption at Closing.

(i) Schedule 1.6(a) sets forth a list of all executory Contracts (including all leases with respect to Leased Real Property) to which, to the Sellers’ Knowledge, one or more of the Sellers are party and which are to be included in the Assigned Contracts. From and after the date hereof until two (2) Business Days prior to Closing, the Sellers shall make such deletions to Schedule 1.6(a) as Purchaser shall, in its sole discretion, request in writing. Any such deleted Contract shall be deemed to no longer be an Assigned Contract. All Contracts of Sellers that are not listed on Schedule 1.6(a) shall not be considered an Assigned Contract or Purchased Asset and shall be deemed “Rejected Contracts.”

(ii) Sellers shall take all actions required to assume and assign the Assigned Contracts to Purchaser (other than payment of Cure Costs, if so required), including taking all actions required to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order containing a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(iii) At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Sellers, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable.

(b) Previously Omitted Contracts.

(i) If prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 1.6(a) but was not listed on Schedule 1.6(a), or if Purchaser desires in its sole discretion to acquire any Contract to which one or more of the Sellers are party (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof or receipt of notice from Purchaser of its desire to acquire any such Contract (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.6(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.

(ii) If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.6(b)(i), (i) Schedule 1.6(a) shall be amended to include such Previously Omitted Contract and (ii) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.6. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fifteen (15) Business Days to object, in writing to the Sellers and Purchaser, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, the Sellers will seek an expedited hearing before Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is timely served on the Sellers and Purchaser, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract.

ARTICLE II.

CONSIDERATION

2.1 Consideration.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets, and subject to adjustment in accordance with Section 2.2 below, shall be: (i) the assumption of Assumed Liabilities and (ii) a cash payment of $205,000,000 (the “Cash Payment”).

(b) On the Closing Date the Purchaser shall deliver the Cash Payment less the Deposit (the “Closing Date Payment”) and any payment required to be made pursuant to any other provision hereof in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Company.

2.2 Working Capital; Adjustment to Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a working capital statement (the “Estimated Working Capital Statement”), setting forth the Company’s calculation of Closing Working Capital with respect to the Business as of the opening of business on the Closing Date (“Estimated Working Capital”). For purposes of this Agreement, “Closing Working Capital” shall mean the amount by which (i) Current Assets exceed (ii) Current Liabilities. Closing Working Capital will exclude any and all inter-company receivables, payables or other balances between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand. To the extent Current Liabilities exceed Current Assets, Estimated Working Capital shall be stated as a negative number. The term “Current Assets” means the receivables, owned inventory, prepaid inventory and Specified Prepaid Expenses included in the Purchased Assets. The term “Specified Prepaid Expenses” means prepaid royalties, fees or other payments treated under GAAP as a prepaid expense of the Business as of the Closing under the Assigned Contracts specified on Schedule 1.6(a) to the extent such Seller Contracts are included in the Purchased Assets. The term “Current Liabilities” means the total closing trade payables included in the Assumed Liabilities. The Estimated Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Unaudited Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. Notwithstanding the foregoing, (A) any assets of the Company or a Subsidiary that are not part of the Purchased Assets shall not under any circumstances be deemed a Current Asset and (B) any Liabilities of the Company or a Subsidiary that are not part of the Assumed Liabilities shall not under any circumstances be deemed a Current Liability.

(b) Within forty-five (45) days after the Closing Date, Purchaser shall deliver to the Company a working capital statement (the “Working Capital Statement”), setting forth Purchaser’s calculation of Closing Working Capital with respect to the Business as of the opening of business on the Closing Date. The Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Unaudited Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Company shall cause its employees to assist Purchaser and its representatives in the preparation of the Working Capital Statement and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Seller Subsidiaries for such purpose.

(c) If Final Working Capital (as defined in Section 2.3 below) exceeds Estimated Working Capital, then Purchaser shall pay to the Company an amount equal to the difference between Final Working Capital and Estimated Working Capital. If Estimated Working Capital exceeds Final Working Capital, then the Company shall pay to Purchaser an amount equal to the difference between Estimated Working Capital and Final Working Capital. Any payment required to be made pursuant to this Section 2.2(c) shall be made within five (5) Business Days after the Company’s acceptance of the Working Capital Statement or, if applicable, within five (5) Business Days after receipt of a determination and resolution of any dispute over the Working Capital Statement as provided in Section 2.3 below. Any such amount payable by Purchaser pursuant to this Section 2.2(c) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the Party entitled to receive such payment (or by such other means as are mutually agreeable to the Parties).

2.3 Disputes Concerning Adjustment.

(a) If the Company does not deliver a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, the Company shall be deemed to have agreed with the Working Capital Statement presented by Purchaser and the Closing Working Capital set forth on the Working Closing Statement shall be deemed the “Final Working Capital” for purposes of this Agreement. “Final Working Capital” shall have the meaning assigned to such term in Section 2.3(b) below.

(b) If the Company delivers a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, then the Company and Purchaser shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Company and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within twenty (20) days after the Arbitrating Accountant accepts the engagement, as evidenced by an engagement letter signed by the Arbitrating Accountant and the Parties (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Such briefs shall be submitted simultaneously by the Parties. Within ten (10) days thereafter, Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Arbitrating Accountant shall determine whether disputed issues of material fact exist between the Parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the fifth (5th) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the fifty-fifth (55th) day after the Engagement Date. When acting pursuant to this Section 2.3(b), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser’s calculation of the Closing Working Capital (determined based on the Working Capital Statement) requires adjustment. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant’s ultimate determination with respect to the amount of the Closing Working Capital. Absent fraud or self-dealing, the decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating

Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Company shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Working Capital as determined pursuant to the terms of this Section 2.3(b) shall be deemed the “Final Working Capital” for purposes of this Agreement.

2.4 Deposit. No later than three Business Days following the entry of the Bidding Procedures Order, Purchaser will make an earnest money deposit (the “Deposit”) in the amount of $15 million to the Escrow Agent. The Deposit shall be applied against payment of the Purchaser Price on the Closing Date. If this Agreement shall be terminated by any Party hereto pursuant to Sections 3.4(a), (b), (c), (d), (e), (f), (g) or (i) hereof, or in the event that a party other than Purchaser or an Affiliate of Purchaser purchases all or a significant portion of the Purchased Assets, then the Deposit shall be returned to Purchaser within five (5) Business Days after Seller’ receipt of Purchaser’s written request therefore, except in the case of termination of this Agreement pursuant to Section 3.4 (h) hereof, in which case Seller shall return the Deposit to Purchaser upon the closing of the Alternative Transaction. If this Agreement shall be terminated by the Company pursuant to Sections 3.4 (i), (j), or (k) hereof or otherwise by reason of the failure of any condition precedent under Section 9.2 hereof resulting primarily from Purchaser breaching any representation, warranty or covenant contained herein, then Seller shall retain the Deposit. The Parties agree that the Company right to retain the Deposit, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE III.

CLOSING AND TERMINATION

3.1 Closing. Subject to the satisfaction or waiver by the appropriate Party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the payment of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, NY 10020 or at such other place as the Parties may agree. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of each of the Sellers in the Purchased Assets to be acquired by Purchaser hereunder shall be deemed to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

3.2 Closing Deliveries by Sellers. At or prior to the Closing, the Sellers shall deliver to Purchaser:

(a) bill of sale substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by the Sellers;

(b) assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the Sellers;

(c) a certified copy of the Sale Order;

(d) copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, including any applicable UCC termination statements and releases of Mortgages, all in a form reasonably satisfactory to Purchaser;

(e) copies of the waivers, consents and approvals for those executory contracts on Schedule 1.1(b), where such waivers, consents and approvals are required to operate the Business in the ordinary course;

(f) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Sellers certifying that the conditions set forth in Section 9.3 have been satisfied;

(g) a copy of the resolutions adopted by the Board of Directors of each of the Sellers evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of such Seller;

(h) instrument of assumption and assignment of the Assumed Leases substantially in the form of Exhibit C (the “Assumption and Assignment of Leases”), duly executed by the Sellers, in form for recordation with the appropriate public land records, if necessary;

(i) an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the “IP Assignment and Assumption Agreement”), executed accordingly by the Sellers;

(j) possession of each Owned Real Property, together with duly executed deeds for each Owned Real Property conveying the Owned Real Property, existing surveys, legal descriptions and title policies that are in the possession of the Sellers, subject only to Permitted Encumbrances;

(k) a quit claim deed conveying all right, title, and interest of Sellers in the Acquired Buildings;

(l) policies of title insurance dated as of the Closing Date in respect of Owned Real Property for the benefit of Purchaser;

(m) possession of the Purchased Assets and the Business;

(n) certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(0(3) of the Code;

(o) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request to vest in Purchaser all of Sellers’ right, title and interest of Sellers in, to or under any or all the Purchased Assets, including all Owned Real Property;

(p) such ordinary and customary documents (including any factually accurate affidavits) as may be required by any title company or title insurance underwriter to enable Purchaser to acquire, at Purchaser’s sole election and Purchaser’s sole cost and expense, one or more owner policies of title insurance issued by such title company covering any or all of the Owned Real Property;

(q) a duly completed FIRPTA Certificate;

(r) the most recent final Phase I Environmental Site Assessment reports for the Acquired Owned Real Property and Acquired Buildings;

(s) a support agreement executed by the Term Administrative Agent and Required Lenders (the “Term Lenders”) under the Amended and Restated Senior Secured Term Loan Agreement, dated as of December 22, 2011, by and among Orchard Supply Hardware LLC, Orchard Supply Hardware Stores Corporation, and the other guarantors from time to time party thereto, substantially in the form attached hereto as Exhibit G; and

(t) such other documents as Purchaser may reasonably request that are not inconsistent with the terms of this Agreement and customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

3.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) the Company:

(a) the Assignment and Assumption Agreement duly executed by Purchaser;

(b) the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser;

(c) satisfactory evidence of payment of the Cure Costs;

(d) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied;

(e) other agreements required by the terms of the Agreement; and

(f) all other certificates, agreements and other documents required by this Agreement (or as the Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement) to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) by the mutual written consent of the Company and Purchaser;

(b) by written notice of either the Company or Purchaser to such other Party, if the Closing shall not have been consummated prior to October 1, 2013 (the “Outside Date”); provided, however, that the Outside Date may be extended by the mutual written consent of Company and Purchaser, for a period up to thirty (30) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement; provided, however, that if the Closing has not occurred by the Outside Date, but on such date all of the conditions set forth in Article 9 have been satisfied or waived (to the extent such conditions may be waived) other than the condition set forth in Section 9.1(c), then the Outside Date shall automatically be extended until ninety (90) days after such initial Outside Date (and such extended date shall be deemed to be the “Outside Date” for all purposes hereunder) unless two (2) Business Days prior to the end of the second month following the original Outside Date, Purchaser provides written notice to Seller that it is no longer extending the Outside Date pursuant to this Section 3.4(b);

(c) by written notice from Purchaser to the Company, if (i) any Seller seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Cases, or appointing a trustee in the Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged power relating to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or (ii) an order of dismissal, conversion or appointment is entered for any reason and is not reversed or vacated within fourteen (14) days after entry thereof;

(d) by written notice from Purchaser, if (i) the Bidding Procedures Order shall not have been approved by the Bankruptcy Court by the close of business on the date that is fourteen (14) days after the Petition Date, (ii) the Bankruptcy Court issues an order granting leave to any Person to commence an appeal of the Bidding Procedures Order or (iii) following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Purchaser;

(e) by written notice from Purchaser if (i) the Sale Hearing has not taken place on or prior to the date that is seventy-five (75) days after the Petition Date, (ii) the Bankruptcy Court has not entered the Sale Order on or prior to the date that is ninety (90) days following the Petition Date, or (iii) the Sale Order shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), vacated, modified or supplemented without Purchaser’s prior written consent;

(f) by written notice from Purchaser, if (i) the Sale Order has not become a Final Order within fourteen (14) days after the entry thereof or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed (and such stay results in the Closing not being consummated prior to the Outside Date), reversed, modified or amended in any respect without the prior written consent of Purchaser;

(g) by written notice of either the Company or Purchaser, if Sellers have entered into an Alternative Transaction;

(h) automatically upon the consummation of an Alternative Transaction;

(i) by written notice from the Company to Purchaser, if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to Purchaser of such breach or failure to perform and (iii) has not been waived by the;

(j) by written notice from Purchaser to the Company, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Company of such breach or failure to perform and (iii) has not been waived by Purchaser; or

(k) by written notice from the Purchaser to the Company if the Purchaser elects to terminate this Agreement pursuant to Section 8.16(c).

Each condition set forth in this Section 3.4, pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 3.4 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated. The Parties acknowledge and agree that no notice of termination or extension of the Outside Date provided pursuant to this Section 3.4 shall become effective until two (2) Business Days after the delivery of such notice to the other Parties, and only if such notice shall not have been withdrawn during such two (2) Business Day period.

3.5 Procedures Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both such Parties, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each Party shall return all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same. If this Agreement is terminated pursuant to Sections 3.4(a), (c), (d), (e), (f), (g), (h) or (j), Sellers shall pay to Purchaser the Expense Reimbursement, plus, only if this Agreement is terminated pursuant to Sections 3.4(g), (h) or (j), the Break-Up Fee, and the Parties shall have no further obligations to one another except for any obligations that, by their terms, survive the termination of this Agreement, as described in Section 3.6.

3.6 Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that (a) this Section 3.6, Section 2.4, the Sellers’ obligation to pay the Bid Protections pursuant to Section 7.1, Article XII (Miscellaneous), and the Bidding Procedures Order (if entered) shall survive any such termination. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Each Party acknowledges that the agreements contained in this Section 3.6 and in Section 3.5 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 3.6 and Section 3.5 do not constitute a penalty.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions noted in the schedules delivered by the Sellers concurrently herewith, each of the Sellers jointly and severally represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

4.1 Organization and Qualification. Each Seller is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Seller has previously delivered to Purchaser complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the Business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

4.2 Authorization of Agreement. Subject to the entry of the Sale Order, each Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other Parties, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms. Subject to entry of the Sale Order, except (a) as required to comply with the HSR Act, (b) for entry of the Sale Order, (c) for notices, filings and consents required in connection with the Bankruptcy Cases and (d) for the notices, filings and consents set forth on Schedule 4.2, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement and each of the Ancillary Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, other than such notices, registrations, declarations, filings, consents, waivers, or approvals, the failure of which to make or obtain would not have a Material Adverse Effect.

4.3 Conflicts; Consents; Compliance with Law.

(a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance by each Seller of this Agreement or any Ancillary Document to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its respective Organizational Documents.

(b) Except (i) for the entry of the Sale Order, (ii) for filings as may be required under the HSR Act, and (iii) as set forth on Schedule 4.3(b), no filing with, notice to or consent from any Person is required in connection with the execution, delivery and performance by each Seller Subsidiary of this Agreement or the Ancillary Documents to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by any Seller of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not have a Material Adverse Effect.

(c) Each Seller is in compliance, in all material respects with all applicable Laws. Except as set forth on Schedule 4.3(c), neither Seller nor any Subsidiary has received any outstanding written notice from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law. No Seller is in default in any material respect of any order, writ, injunction, judgment or decree applicable to the Business or the Purchased Assets.

4.4 Brokers and Finders. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers.

4.5 Title to Purchased Assets. Other than the Leased Real Property and the personal property subject to the Personal Property Leases and except for Permitted Encumbrances, Sellers have good title to the Purchased Assets and, at the Closing, Purchaser, pursuant to the Sale Order, shall acquire good and marketable title in, and under all of such Purchased Assets, in each case free and clear of all Liens to the fullest extent permissible under Section 363(f) of the Bankruptcy Code. The Purchased Assets include all of the properties and assets required to operate, in all material respects, the Business in the Ordinary Course of Business. For the sake of clarity, the right to use any assets included in the Purchased Assets in which Sellers have leasehold or non-ownership rights to use shall be assigned to Purchaser only through the assumption and assignment of the Assigned Contracts in accordance with and subject to this Agreement.

4.6 Real Property.

(a) Schedule 4.6(a) contains a list and brief description of all Leased Real Property held or used for, or necessary to the operation of the Business. Sellers have made available true and complete copies of all leases with respect to such Leased Real Property (individually, a “Lease” and collectively, the “Leases”) to Purchaser. Schedule 4.6(a) also identifies each ground lease between Sellers and the owner of the fee title to the demised premises (each, a “Ground Lease”). Other than as set forth on Schedule 4.6(a), Sellers are not in breach of any material term or in “default” under any Lease and, to Sellers’ Knowledge, no party to any Lease has given Sellers written notice of or made a claim with respect to any breach or default thereunder. To Sellers’ Knowledge, there are no conditions that currently exist or with the passage of time will (i) result in a default or breach of any material term by any party to a Lease or (ii) give rise to the right of the lessor to accelerate the obligations thereunder or modify the terms thereof. To Sellers’ Knowledge, other than as noted on Schedule 4.6(a), none of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof that would materially impair the use of the Leased Real Property in the operation of the Business. To Sellers’ Knowledge, the Leased Real Property is not subject to any Encumbrances (other than Permitted Encumbrances) that were placed on the Leased Real Property through the action or inaction of Sellers and materially impact the Business use of the Leased Real Property. To Sellers’ Knowledge, the Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business. To Sellers’ Knowledge, there are no pending or threatened condemnation or other proceedings or claims relating to any of the Leased Real Property. To Sellers’ Knowledge, the Leases with respect to the Assumed Leased Real Property will continue to be legal, valid, binding, enforceable and in full force and effect on the same material terms immediately following the consummation of the transactions contemplated hereby. No rent under any Lease has been paid more than one month in advance.

(b) Schedule 4.6(b)(i) sets forth a true, correct and complete list of all Owned Real Property, specifying the street address, the current owner and the current use of each parcel of Owned Real Property in which any of the Sellers has any title interest and which is related to, used, useful or held for use in the conduct of the Business (the “Owned Real Property”). Except for Permitted Encumbrances, Sellers have good and marketable title in the Owned Real Property set forth on Schedule 4.6(b). To Sellers’ Knowledge, other than as noted on Schedule 4.6(b)(i), none of the Owned Real Property is subject to any lease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any portion thereof required to conduct the Business. Except for Permitted Encumbrances, the Owned Real Property is not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Sellers prior to Closing. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property. Schedule 4.6(b)(ii) sets forth a true, correct and complete list of buildings owned by Sellers which are subject to a Ground Lease (the “Owned Buildings”), specifying the street address and applicable Ground Lease. Each of the Owned Buildings is subject to the applicable Ground Lease landlord’s automatic reversionary interest upon expiration or termination of the Ground Lease. Other than as noted in Schedule 4.6(b)(ii), none of the Owned Buildings are subject to any sublease or grant to any Person of any right to the use, purchase, occupancy or enjoyment of such Owned Buildings or any portion thereof required to conduct the Business. Except for Permitted Encumbrances, the Owned Buildings are not subject to any Encumbrances or to any use restrictions, exceptions, reservations or limitations, which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business and in the same manner after the Closing as conducted by Sellers prior to Closing. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Buildings. There are no unrecorded outstanding options, rights of first offer or rights of first refusal to Purchase Owned Real Properties or any properties thereof or interest therein. There are no physical defects in the Owned Buildings that would interfere with their current use or operation.

(c) To the Sellers’ Knowledge, neither the Owned Real Property nor Leased Real Property serves any adjoining property for any purpose inconsistent with the use of the Owned Real Property or Leased Real Property, as the case may be and, to Sellers’ Knowledge, neither the Owned Real Property nor the Leased Real Property is located within an flood plain or subject to any similar type of construction for which Permits necessary to the use thereof have not been obtained. To the Sellers’ Knowledge, neither the current use of the Owned Real Property and Leased Real Property nor the operation of the Business violates any instrument of record or agreement or any applicable legal requirements, building code or zoning ordinance. To the Sellers’ Knowledge, neither the whole nor any material portion of any Owned Real Property or Leased Real Property has been damaged or destroyed by fire or casualty.

(d) No Seller is a “foreign person,” foreign trust” or “foreign corporation” within the meaning of the Code.

4.7 Tangible Personal Property. Schedule 4.7 sets forth all leases of personal property (“Personal Property Leases”) relating to personal property used by Sellers or to which any Seller is a party or by which the properties or assets of any Seller are bound, in each case relating to the Business. Each Seller has a valid and enforceable leasehold interest under each Personal Property Lease under which it is a lessee.

4.8 Intellectual Property. Schedule 4.8 sets forth an accurate and complete list of all Intellectual Property necessary to the Business as currently conducted (the “Purchased Intellectual

Property”). The Sellers own all right, title and interest to the Purchased Intellectual Property, such rights, title and interest are valid and enforceable, and the Sellers can convey the Purchased Intellectual Property free and clear of Liens pursuant to the Sale Order. To the Knowledge of Sellers, (i) no Person is engaging in any activity that infringes any Purchased Intellectual Property and (ii) no claim has been asserted to any Seller that the use of any Purchased Intellectual Property or the operation of the Business infringes or violates the Intellectual Property of any third party. The Purchased Intellectual Property and the rights under the Assigned Contracts necessarily include the rights to use all Intellectual Property required to operate the Business as currently conducted.

4.9 Litigation. Except as set forth on Schedule 4.9 and other than in connection with the Bankruptcy Cases, there is no suit, action, litigation, arbitration proceeding or governmental proceeding or audit, including appeals and applications for review, in progress, pending or, to the best of Sellers’ Knowledge, threatened against or relating to any Seller or any judgment, decree, injunction, deficiency, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of any Seller to enter into this Agreement or to consummate the transactions contemplated hereby and Sellers have no Knowledge of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

4.10 Permits. Sellers are in compliance with the material terms of all material Permits used by Sellers in the Business, and all such Permits are valid and in full force and effect, and no proceeding is pending or, to the Knowledge of Sellers, threatened, the object of which is to revoke, limit or otherwise affect any such Permit.

4.11 Inventory.

(a) All Inventory of Sellers, whether or not reflected on the Audited Financial Statements included in the SEC Documents, consists of items of a good and merchantable quality useable or saleable in the Ordinary Course of Business, for the purposes for which they are intended, subject to normal, customary, or non-material allowances for damage and obsolescence. To Sellers’ Knowledge, no Inventory is materially damaged in any significant way, including but not limited to damage caused by water, except for any such damage which would not have a Material Adverse Effect on the Inventory taken as a whole;

(b) To Sellers’ Knowledge, the Inventory is not part of a current or past recall;

(c) The Inventory is in working condition except for such failure to be in working condition which would not have a Material Adverse Effect on the Inventory taken as a whole.

(d) Except as set forth on Schedule 4.11(d), Sellers do not hold any Inventory on consignment.

4.12 Contracts. The Assigned Contracts include all Contracts material to the ownership and/or operation of the Business. Except as set forth on Schedule 4.9, Sellers have not, and, to Sellers’ Knowledge, no other party to any Assigned Contract has, commenced any action against any of the parties to any Assigned Contract or given or received any written notice of any default or violation under any Assigned Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Costs. Assuming payment of the Cure Costs, each Assigned Contract is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.

4.13 Tax Returns; Taxes.

(a) All Tax Returns required to have been filed by the Sellers have been duly and timely filed and are true, correct and complete in all material respects, and no material fact has been omitted therefrom. Except as set forth on Schedule 4.13(a), no Seller is currently the beneficiary of any extension of time within which to file any Tax Return. True, correct and complete copies of such Tax Returns have been delivered to Purchaser (or its representatives) prior to the Agreement Date.

(b) All Taxes due and payable by the Sellers have been paid in full. To the Sellers’ Knowledge, the Sellers have established adequate reserves on their book and records in accordance with GAAP for any Taxes that are not yet due and payable with respect to any Pre-Closing Tax Period. All Taxes of the Sellers attributable to Tax periods (or portions thereof) commencing after the date hereof have arisen in the ordinary course of business.

(c) No Seller has waived any statute of limitations affecting any Liability for Taxes or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made or extending the time within which to file any Tax Return.

(d) No amount of income (or deduction) will be required to be included in (or excluded from) taxable income by any Person for any Post-Closing Tax Period with respect to the Purchased Assets or the Business as a result of any prepaid amount received during a Pre-Closing Tax Period, or for any other reason.

(e) Except as set forth on Schedule 4.13(e), no material Tax Proceeding is being asserted in writing with respect to any of the Sellers, nor to the Knowledge of the Sellers has any claim with respect to Taxes been threatened or asserted. All deficiencies for Taxes asserted or assessed against any Seller have been fully and timely paid or settled.

(f) Except as set forth on Schedule 4.13(f), no Seller is party to any Tax sharing, indemnity or similar agreement (written or otherwise), and no Seller has any Liability for the Taxes of any other Person as a transferee or successor, or by Contract or otherwise. To Sellers’ Knowledge, no Seller has received any Tax Refund to which it is not entitled, either pursuant to applicable Law or any Contract.

(g) No Encumbrances or other liens with respect to Taxes have been filed on or with respect to the Purchased Assets or the Business.

(h) The Sellers have properly and timely imposed, collected and paid all sales, use and similar Taxes as required by Law with respect to the sale, rental or lease of any product or service in connection with the Purchased Assets and the Business.

(i) No transaction contemplated by this Agreement is subject to withholding under any Law (including Section 1445 of the Code), and the Purchaser’s acquisition of the Purchased Assets will not otherwise result in any Tax liability to the Purchaser (or any direct or indirect owner thereof).

(j) No Seller has ever been subject to Tax in a jurisdiction in which it does not currently file Tax Returns or pay Taxes, and no claim has been made by any Governmental Body in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No Seller has, or has ever had, a permanent establishment in any country other than the United States.

(k) Solely for federal income Tax purposes, (i) the Company is, and has always been, subject to Tax as a corporation, (ii) Orchard Supply is, and has always been, an entity disregarded from the Company (which is the direct and sole owner of Orchard Supply), and (iii) OSH Properties is, and has always been, an entity disregarded from Orchard Supply (which is the direct and sole owner of OSH Properties). Each of the Sellers is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code.

For purposes of this Section 4.13, any reference to any Seller shall be deemed to include any Person that merged, or was merged, with or was liquidated into such Seller.

4.14 Employees; Seller Benefit Plans.

(a) Sellers have provided Purchaser with a true, complete and correct list of the Employees as of the Agreement Date, specifying their position, annual salary and date of hire. The Sellers are in compliance in all material respects with all Laws relating to the employment or termination of employment of the Employees.

(b) Except as set forth on Schedule 4.14(b), there are no material Actions pending or, to the Knowledge of any Seller, threatened, against any Seller by any Employee.

(c) Set forth on Schedule 4.14(c) is a true and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan, the Sellers have delivered to Purchaser true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual report (Form 5500 and all schedules thereto) for the past two years, (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (vi) the annual report, actuarial report, financial statement and trustee report for the past two years.

(d) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. All contributions or other amounts payable by the Sellers with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued on the Financial Statements (other than with respect to amounts not yet due).

(e) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(f) No Benefit Plan is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Sellers nor any ERISA Affiliate has ever contributed to, or been required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Sellers nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from such a multiemployer plan.

(g) There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and no pending or threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any trust or other funding medium thereof, fiduciary thereof or service provider thereto, nor to the Knowledge of the Sellers is there any reasonable basis for any such claim, suit or proceeding. There has not been any nonexempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan.

(h) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code and neither the Sellers nor any ERISA Affiliate has made a written or oral representation promising the same.

(i) The Sellers’ execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment or benefit, or increase in payments or benefits or acceleration in the timing of payments or benefits becoming due to any current or former employee, director, officer, or independent contractor of any Seller, (II) limit the right to merge, amend or terminate any Benefit Plan or (III) result in the payment or provision of an “excess parachute payment” under Section 280G of the Code, whether under a Benefit Plan or otherwise.

(j) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

(k) The Sellers have performed all obligations required to be performed by them and are not in any respect in default under or in violation of any Benefit Plan, nor do the Sellers have any Knowledge of any such default or violation by any other party to any Benefit Plan.

4.15 Labor Matters.

(a) Other than as set forth on Schedule 4.15(a), (i) no Seller is a party to any labor or collective bargaining agreement with respect to its Employees, (ii) no Employee of any Seller is represented by any labor organization, (iii) no labor organization or group of Employees of any Seller has made a pending demand for recognition or request for certification, (iv) and there are no representation or certification proceedings or petitions seeking a representation election presently pending or, to the Knowledge of Sellers, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any Seller.

(b) There are no strikes, lockouts, work stoppages or slowdowns pending or, to the Knowledge of Sellers, threatened against or involving any Seller.

(c) There are no unfair labor practice charges, arbitrations, grievances or complaints pending or, to the Knowledge of Sellers, threatened in writing against any Seller relating to the employment or termination of employment of any individual by any Seller except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) There are no complaints, charges, administrative proceedings or claims against any Seller pending or, to the Knowledge of Sellers, threatened in writing to be brought or filed with any

Governmental Body based on or arising out of the employment by any Seller of any Employee except those which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(e) Sellers have not incurred any liability or obligation under the WARN Act or similar state Laws, which remains unpaid or unsatisfied.

(f) Except as set forth on Schedule 4.15(f), the employment of each Employee of Sellers is at-will. Schedule 4.15(f) lists all written (and includes a summary of all legally binding oral) employment and consulting agreements to which any Seller is a party or by which it is bound. Complete and correct copies of the agreements or arrangements listed and summarized on Schedule 4.15(f) have been provided or made available to Purchaser.

4.16 Bank Accounts. Schedule 4.16 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers.

4.17 SEC Documents; Financial Statements. (a) Sellers have delivered to Purchaser the consolidated balance sheets of the Company and the Company Subsidiaries as of, and consolidated statements of operations, stockholder’s equity (deficit) and cash flows for, the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011 (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance GAAP consistently applied in accordance with the Company’s past practice throughout the periods indicated. Sellers have also delivered to Purchaser unaudited condensed consolidated balance sheets for the Company and the Company Subsidiaries as of May 4, 2013, and the condensed consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the period then ending May 4, 2013 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with Sellers’ past practice except for the absence of footnotes and customary year-end adjustments (none of which will be material). The Audited Financial Statements and the Unaudited Financial Statements (together the “Financial Statements”) (i) are true, correct and complete in all material respects, (ii) are in accordance in all material respects with the books and records of Sellers, and (iii) fairly present in all material respects the financial position of Sellers at the dates specified and the results of their operations for the period covered. The copies of the Financial Statements delivered to Purchaser are true, correct and complete copies.

(b) The Company has filed on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 19, 2011 (all such forms, reports, statements, certificates, and other documents filed, since December 19, 2011 and prior to the date hereof, collectively, the “SEC Documents”), and the Company has furnished on a timely basis all reports and other documents (including all exhibits, amendments and supplements thereto) required to be furnished by them with the SEC since December 19, 2011 (all such reports and other documents furnished, since December 19, 2011 and prior to the date hereof, collectively, the “Furnished Reports”). None of the Company Subsidiaries is required to file periodic reports under the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents or Furnished Reports. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Documents. None of the Sellers nor any of their executive officers has received written notice from any Governmental Body challenging or questioning the accuracy, completeness or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its principal executive officer and principal financial officer.

(c) The SEC Documents and the Furnished Reports (i) have been prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or furnished, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each of the audited consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes and schedules) has been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the results of operations, changes in equity and cash flows. Each of the unaudited condensed consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes) has been prepared in accordance with GAAP permitted by the SEC under the Exchange Act and fairly presents in all material respects the consolidated financial positions of the Company and the Company Subsidiaries as of the respective dates thereof and the results of their operations, changes in equity and cash flows for the periods indicated (subject to notes and normal period-end adjustments that will not be material in amount or effect).

(e) No Seller or any of their respective consolidated subsidiaries has, as of the date of this Agreement, any material Liabilities or material obligations, in each case of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except for Liabilities or obligations (i) reflected or adequately reserved against in the Audited Financial Statements, (ii) contemplated by or under this Agreement or incurred in connection herewith in compliance with the terms of this Agreement or (iii) incurred in the Ordinary Course of Business.

4.18 Internal Controls.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits with the Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules, regulations and forms, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (x) and (y) above has been disclosed by the Company to Purchaser prior to the date hereof. Any material change in internal control over financial reporting required to be disclosed in any SEC Document has been so disclosed.

(b) Since December 19, 2011, to the Knowledge of Sellers, neither the Company nor any of its subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls relating to periods after December 19, 2011, except for any complaints, allegations, assertions or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 WARN Act. Except in relation to the GOB Sales, no Seller has, within the ninety (90) days immediately prior to the Closing Date, in whole or in part taken any action or actions which would, independently of the transaction contemplated hereby, result in a plant closing or mass layoff, temporary or otherwise, within the meaning of the WARN Act, or any similar Legal Requirement.

4.20 Environmental Matters. Except as set forth on Schedule 4.20 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) with respect to the Purchased Assets, there is no Order with any Governmental Body nor have Sellers received any verbal or written notice, complaint or inquiry from a Governmental Body respecting Environmental Laws, (b) there is no investigation, action or proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in Sellers or Purchase incurring any Environmental Liabilities or Obligations, (c) Sellers are not aware of and have not caused or allowed the Release of Hazardous Materials at, on or under the Acquired Owned Real Property, the Assumed Leased Real Property, the Acquired Buildings, the Stores or the Distribution Center, and (d) Sellers maintain, have obtained and have complied with all Permits, and all Permits remain effective which are required under or pursuant to Environmental Laws for the operation of the Purchased Assets. Sellers have delivered or made available to Purchaser copies of all Permits, Permit applications, reports, assessments or tests with respect to compliance of the Purchased Assets with any Environmental Laws or the presence of Hazardous Material which are in the Sellers’ possession, custody or control, including the following records: (i) reports concerning the removal of underground storage tanks from the Acquired Owned Real Property, the Acquired Buildings, and Assumed Leased Real Property and Remedial Actions (ii) correspondence from Government Bodies informing Sellers that no further action is required to address Releases which have been the subject of Remedial Action conducted by or on behalf of Sellers; (iii) the most recent final Phase I Environmental Site Assessment reports for the Acquired Owned Real Property, the Acquired Buildings, Assumed Leased Real Property, Stores and Distribution Center; (v) Permits, Permit applications, and Permit disapprovals; and (iv) inventories of asbestos and asbestos-containing materials, if any, for the Purchased Assets.

4.21 Accounts Receivable. The Accounts Receivable reflected on the Audited Financial Statements in the SEC Documents and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (ii) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary court of business consistent with past practice. The Accounts Receivable reflected on the Audited Financial Statements in the SEC Documents, subject to a reserve for bad debts shown in the Audited Financial Statements included in the SEC Documents, and the Accounts Receivable arising after the date thereof, subject to a reserve for bad debts on the accounting records of the Business, are due within 90 days after billing. The reserve for bad debts shown on the Audited Financial Statements included in the SEC Documents or, with respect to Accounts Receivable arising after the date of such financial statements included in the SEC Documents, on the accounting records of the Business have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.22 Absence of Certain Changes.

(a) Since February 3, 2013, there has not been a Material Adverse Effect.

(b) Except as set forth on Schedule 4.22(b) or as contemplated by this Agreement, from the February 3, 2013 to the Agreement Date, Sellers have not:

(i) except for executory contracts and unexpired leases rejected by Sellers pursuant to the Sale Order with the prior written consent of Purchaser, terminated, modified or amended any material Assigned Contract or taken any action which materially violates, materially conflicts with or resulted in a material breach of any provision of, or constitutes a default under, or give rise to the right of any counterparty to accelerate the obligations under or modify the terms of, any Assigned Contract;

(ii) purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any Purchased Assets, except for purchases of materials and sales of Inventory in the Ordinary Course of Business, (i) permitted, allowed or suffered any of the Purchased Assets to be subjected to any Encumbrance (other than Permitted Encumbrances), or (ii) removed any equipment or other material assets (other than Inventory) from the Owned Real Property or Leased Real Property other than in the Ordinary Course of Business;

(iii) waived or released any claim or rights included in or related to the Purchased Assets or the Business with a value individually or in the aggregate in excess of $50,000 or revalued any of the Purchased Assets, except for adjustments to the value of Inventory in the Ordinary Course of Business;

(iv) entered into any material contractual relationship with any third party related to the Purchased Assets or the Business, other than in the Ordinary Course of Business;

(v) made any material commitments for capital expenditures other than in accordance with the DIP Budget;

(vi) other than in the Ordinary Course of Business, increased the benefits of or compensation (whether in the form of salary, bonus or otherwise) payable to any employee, contractor or consultant of Sellers, or granted any bonus, benefit, payment (contingent or otherwise) or other direct or indirect compensation to any employee, contractor or consultant of Sellers;

(vii) except as required by Law, adopted, amended or terminated any Seller Plan;

(viii) except for consequences relating to the filing of the Bankruptcy Cases, introduced any material change with respect to the operations of the Business;

(ix) suffered any damage or destruction to or loss of any assets or properties relating to the Purchased Assets or the Business except for any such damage as would not have a Material Adverse Effect on the Business taken as a whole whether or not covered by insurance;

(x) changed in any way Sellers’ accounting methods, principles or practices other than required by changes in GAAP;

(xi) incurred any Indebtedness or paid, discharged or satisfied any claims, liabilities or obligations, other than the incurrence of Indebtedness under the DIP Financing Agreements and the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities incurred in the Ordinary Course of Business;

(xii) allowed any Permit held by any Seller to terminate, expire or lapse relating to the Purchased Assets or the Business except for any such damage as would not have a Material Adverse Effect on the Business taken as a whole; or

(xiii) agreed or committed to do any of the foregoing.

4.23 No Other Representations or Warranties. Except for the representations, warranties and covenants of Sellers expressly contained herein, neither Sellers nor their representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Sellers, including, without limitation, (a) the probable success or profitability of ownership, use or operation of the Purchased Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, (c) the value, use or condition of the Purchased Assets, which are being conveyed hereby on an “As Is”, “Where Is” condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the exceptions noted in the schedules delivered by Purchaser concurrently herewith, Purchaser represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

5.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

5.2 Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by Purchaser and each of the Ancillary Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

5.3 No Inconsistent Obligations. Neither the execution and delivery of this Agreement or any other documents contemplated hereby, nor the consummation of the transactions contemplated herein or therein in accordance with the Sale Order, will, to Purchaser’s knowledge, result in a violation or breach of, or constitute a default under, (a) the certificate of incorporation, as amended, the bylaws, or other organizational instruments of Purchaser, (b) any applicable ruling or order of any Governmental Authority, (c) any term or provision of any contract or agreement, (d) any writ, order, judgment, decree, law, rule, regulation or ordinance, (e) any other commitment or restriction to which Purchaser is a party, nor will such actions result in the creation of a Lien.

5.4 Conflicts; Consents.

(a) The execution, delivery and performance by Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents.

(b) Except (i) as set forth on Schedule 5.4(b) and (ii) for filings as may be required under the HSR Act, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.5 Brokers. Except for Goldman Sachs & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and Seller are not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.

5.6 Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7 No Litigation. To Purchaser’s knowledge, there are no material actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the knowledge of Purchaser, threatened) instituted against Purchaser challenging the legality of the transactions contemplated in this Agreement (other than with respect to any objection which may be filed in connection with the Bankruptcy Cases).

5.8 Due Diligence.

(a) AS-IS WHERE-IS SALE; DISCLAIMERS; RELEASE. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE V, IT IS UNDERSTOOD AND AGREED THAT, UNLESS

EXPRESSLY STATED HEREIN, SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLERS SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”

ARTICLE VI.

EMPLOYEES

6.1 Employee Matters.

(a) The Purchaser intends to extend offers of employment (which may be for employment with Purchaser or any of its Affiliates) to all of the Sellers’ employees related to the Purchased Assets as of the date hereof who have not been terminated or otherwise left the employ of the Sellers prior to the Closing Date. Sellers have made available to Purchaser a correct and complete list of all their current employees. The Sellers shall provide Purchaser access to their personnel records and personnel files, and shall provide such other information regarding their employees as Purchaser may reasonably request. All such employees who accept such offers of employment with Purchaser or its Affiliates are hereinafter referred to as the “Transferred Employees” and such acceptance of offers shall be effective immediately after the Closing. Effective as of immediately before the Closing, each Seller shall terminate the employment of its respective employees who are Transferred Employees. Each Transferred Employee shall be eligible to participate in all of Purchaser’s employee benefit plans in accordance with the terms of those plans, to the same extent and in the same manner as new employees of Purchaser or, at Purchaser’s sole discretion, Purchaser may permit or require the Transferred Employees to continue to participate in the Assumed Plans.

(b) Subject to Purchaser’s right to terminate any Transferred Employees, for a period of one year from and after the Closing Date, Purchaser shall provide each Transferred Employee with (i) base compensation/wage rate that is no lower than that provided to such Transferred Employees as of the date of this Agreement; (ii) bonus opportunity that is no less favorable than that would have existed if Transferred Employee were still employed by Seller; (iii) other employee benefits that are no less favorable in the aggregate than those provided by Seller, including, but not limited to, vacation days and other paid-time-off; and (iv) any base compensation/wage rate increases that Sellers have committed to providing to any Transferred Employees, but which increases have not been enacted as of the Closing Date, as set forth in Schedule 6.1(b). For purposes of eligibility, vesting, participation and benefit accrual under any Purchaser plans and programs providing employee benefits to Transferred Employees after the Closing Date (the “Post-Closing Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Seller Employee Benefit Plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(c) For purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any Transferred Employee, Purchaser shall use reasonable efforts to cause to be waived all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Benefit Plans). In addition, Purchaser shall use reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents under any Benefit Plan providing, medical, dental, hospital, pharmaceutical or vision benefits during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan in which he or she participates.

(d) Purchaser shall assume and honor all vacation days and other paid-time-off accrued or earned during the one (1) year period ending on the Petition Date, but not yet taken, by each Transferred Employee as of the Closing Date, which shall be delivered by Sellers to Purchaser no later than five (5) Business Days after the Closing Date.

(e) The Sellers shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, director, member, partner or independent contractor as a result of the termination of such individual by any Seller or ERISA Affiliate thereof. The Sellers shall be responsible for all legally mandated health care continuation coverage for their, and their Affiliates’, current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement. The Purchaser or its Affiliates shall be responsible for any severance benefits for any Transferred Employee who terminates employment with the Purchaser or such Affiliate after the Closing Date.

(f) At least two days prior to the Closing, Purchaser will provide the Sellers a list of the Benefit Plans that it will assume, if any (the “Assumed Plans”). Purchaser, on the one hand, and the Sellers, on the other, shall take such actions as are necessary and reasonably requested by the other Party to cause Purchaser to assume sponsorship of the Assumed Plans as of the Closing and to effect the transfer of all assets and benefit liabilities of the Assumed Plans together with all related trust, insurance policies and administrative services agreements, effective as soon as practicable following the Closing; provided, however, that Purchaser shall not be assuming or be responsible for any liabilities or obligations arising with respect to or in connection with such Assumed Plans to the extent such liabilities or obligations arose prior to Closing or with respect to any employee or former employee of the Sellers who does not become a Transferred Employee (except to cause payment for any claim appropriately covered by a transferred insurance policy).

(g) On and following the Agreement Date, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.1, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Legal Requirement, including without limitation, any Legal Requirement relating to the safeguarding of data privacy.

(h) The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Purchaser or the Sellers to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee) as permitted under applicable law. Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of any provision of this Agreement.

ARTICLE VII.

BANKRUPTCY COURT MATTERS

7.1 Approval of Bid Protections and Overbid Protection. Subject to the entry of the Bidding Procedures Order, in consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation hereof and the identification and quantification of assets of Sellers, Sellers shall pay to Purchaser promptly upon the effective date of termination of this Agreement in accordance with, and only to the extent provided in, the provisions of Section 3.5, the Expense Reimbursement and the payment of a break-up fee of 3% of the Purchase Price (calculated solely by reference to Section 2.1(a)(ii)) (the “Break-Up Fee”, together with the Expense Reimbursement, the “Bid Protections”). In addition, the Bidding Procedures Order shall provide for an initial overbid protection in the amount of five million Dollars ($5,000,000) over and above the aggregate of the Purchase Price and the Bid Protections, and minimum bid increments thereafter of two million Dollars ($2,000,000) (the “Overbid Protection”). The obligations of Seller to pay the Bid Protections (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against the Sellers, other than any adequate protection order in existence at the time the Bid Protections are approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.6. The Bidding Procedures Order shall approve the Bid Protections as set forth in this paragraph.

7.2 Competing Bid and Other Matters.

(a) Within two business days following the Petition Date, Seller shall file with the Bankruptcy Court an application or motion seeking approval of (i) the Bidding Procedures Order and (ii) the form of this Agreement (a true and complete copy of which shall be attached to such application or motion without schedules) and the Sellers’ authority to enter into this Agreement (the “Sale and Bidding Procedures Motion”); provided, that such application or motion and all exhibits thereto shall be in form and substance acceptable to Purchaser, in its sole discretion.

(b) This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider higher or better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). Following completion of the Auction, if Purchaser is the Prevailing Bidder, Sellers shall not initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person in connection with any sale or other disposition of the Purchased Assets. In addition, unless otherwise directed by the Bankruptcy Court, Sellers shall not after completion of the Auction respond to or pursue any proposed Alternative Transaction or perform any other acts related thereto.

(c) If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser shall, if its bid is determined to be the next highest bid, have the option, in its sole discretion, to serve as a back-up bidder

(the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on the date which is fifteen (15) days after the date of the Sale Hearing (the “Outside Back-up Date”); provided, however, that notwithstanding the foregoing, in no event shall the Outside Back-up Date be later than September 16, 2013 or (ii) the date of closing of an Alternative Transaction with the Prevailing Bidder. Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder will be deemed to have the new prevailing bid, and Seller will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder.

(d) The Sellers shall promptly serve true and correct copies of the Sale and Bidding Procedures Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable order of the Bankruptcy Court.

7.3 Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Sellers of their respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Sellers and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code.

7.4 Contracts. Sellers shall serve on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and shall notify such non-Seller counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall not be less than three (3) Business Days prior to the Sale Hearing.

7.5 Bankruptcy Filings. From and after the Agreement Date and until the Closing Date, Sellers shall deliver to Purchaser drafts of any and all material pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment, including any Tax motions, and such filings shall be acceptable to Purchaser in its sole discretion to the extent they relate to the Purchased Assets, any Assumed Liabilities or any of Purchaser’s obligations hereunder. Sellers agree to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Sellers shall use their best efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

7.6 Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Purchased Assets. On the Closing Date, the Purchased Assets shall be transferred to Purchaser free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

8.1 Conduct of Business of Sellers. During the Pre-Closing Period, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, to operate the Business in the Ordinary Course of Business (among other things, Sellers will not incur unreasonable liabilities, including, without limitation, inappropriate increases in Inventory or factoring of accounts receivable). Sellers shall use commercially reasonable efforts to (A) preserve intact their respective business organizations, (B) maintain the Business and the Purchased Assets (normal wear and tear excepted), (C) keep available the services of their respective officers and Employees, (D) maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, vendors and others having business relationships with Sellers in connection with the operation of the Business (other than payment of pre-petition claims), (E) pay all of their respective post-petition obligations in the Ordinary Course of Business, and (F) continue to operate the Business and Purchased Assets in all material respects in compliance with all Laws applicable to the Business and Sellers. Without limiting the generality of the foregoing, and except (i) as otherwise expressly provided in or contemplated by this Agreement, or (ii) required, authorized or restricted pursuant to the Bankruptcy Code or an Order of the Bankruptcy Court, on or prior to the Closing Date, Sellers may not, without the prior written consent of Purchaser, take any of the following actions with respect to the Business or the Purchased Assets:

(a) other than as set forth in Schedule 8.1(a), (i) modify in any manner the compensation of any of the Employees or officers, or accelerate the payment of any such compensation (other than such that the liability associated with such modification is excluded from the Assumed Liabilities), (ii) grant any (a) bonuses, whether monetary or otherwise, (b) increase wages or salary or (c) increase other compensation or material benefits, in any case, in respect of any current or former employee, independent contractor, director or officer of the Sellers;

(b) engage any new Employee other than in the Ordinary Course of Business, provided, however, that Sellers shall not engage any new Employee whose aggregate annual salary exceeds $100,000;

(c) except as set forth in Schedule 8.1(c), remove or permit to be removed from any building, facility, or real property any asset or any Inventory (other than in connection with the sale of Inventory in the Ordinary Course of Business and the sale of fixtures, equipment and related assets in connection with the closing of stores in an amount not to exceed $50,000);

(d) sell, lease or otherwise dispose of, mortgage, hypothecate or otherwise encumber any asset (other than sales of Inventory in the Ordinary Course of Business and other than any liens provided for in the DIP Order);

(e) amend, terminate or renew any Contract other than (i) in the Ordinary Course of Business or (ii) outside of the Ordinary Course of Business, which results in an increase in the term of any such Contract by more than one (1) year or results in an obligation of any Seller in excess of $75,000;

(f) fail to use commercially reasonable efforts to maintain the validity of Sellers’ rights in, to or under any Intellectual Property;

(g) fail to use commercially reasonable efforts to maintain all material Permits of Sellers, used in the operation of the Business or the Purchased Assets;

(h) make any unusual or extraordinary efforts to collect any outstanding Accounts Receivable or intercompany obligation, liability or Indebtedness, give any discounts or concessions for early payment of such accounts receivable or intercompany obligation, liability or Indebtedness, other than the usual discounts given by the Business in the Ordinary Course of Business and make any sales of, or, other than liens provided for in the DIP Order, convey any interest in, any accounts receivable or intercompany obligation, liability or Indebtedness to any third party;

(i) other than transactions pursuant to agreements or arrangements in effect on the Petition Date as set forth on Schedule 8.1(i), engage in any transaction with any Affiliate, subsidiary, shareholder, officer or director of any Seller (other than in the Ordinary Course of Business), incur or assume any long term or short term debt with or on behalf of any such Person or guarantee, endorse or otherwise be liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any such Person;

(j) make any change in their method of accounting, except in accordance with GAAP;

(k) fail to maintain any insurance policy in effect on the date hereof or amend any such policy other than extensions in the Ordinary Course of Business;

(l) accelerate the payment of any obligation, Liability or Indebtedness of any Seller;

(m) file any Tax Return (other than consistent with past practice and applicable Law) or make, change or rescind any Tax election or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices or settle any Tax Liability, except in each case as would not reasonably be expected to result in any Liability to, or have any adverse effect on, the Purchaser or the Business.;

(n) enter into, termination of, adoption of or amendment to Plan (other than amendments required by law or to maintain the tax qualified status of any Benefit Plan under Section 401(a) of the Code), any change in control or severance agreement or any other Benefit Plan or collective bargaining agreement;

(o) loan to, or entry into any other transaction (other than in the Ordinary Course of Business) with, any employee, officer, director or independent contractor;

(p) settle or agree to settle any pending or threatened litigation, except to the extent that such settlement is either (i) pursuant to an insured claim or (ii) less than $50,000;

(q) other than transactions pursuant to agreements or arrangements in effect as set forth in Schedule 8.1(q), enter into new agreements to construct or remodel any of Seller’s stores;

(r) engage in substantive discussion with any Governmental Body related to any alleged or actual non-compliance with Environmental Laws without at least three days advance notice to Purchaser or enter into any settlement thereof including fines or payments in excess of $50,000 or otherwise providing for injunctive relief of any kind;

(s) agree with the applicable landlord to a modification of terms of the existing lease for any Assumed Leased Real Property; and

(t) agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Access to Information. Sellers agree that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Each Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with the Sellers and their respective Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.

8.3 Assignability of Certain Contracts. To the extent that the assignment to Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Sellers and Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Purchaser with the benefits and obligations of any such Contract and Purchaser shall be responsible for performing all obligations under such Contract required to be performed by Sellers on or after the Closing Date to the extent set forth in this Agreement.

8.4 Rejected Contracts. Sellers shall not reject any Assigned Contract in any bankruptcy proceeding following the Agreement Date without the prior written consent of Purchaser, which Purchaser may withhold, condition or delay, in its sole discretion.

8.5 Reasonable Efforts; Cooperation.

(a) Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder.

(b) In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, (ii) is a Contract that Purchaser wishes to assume the rights and obligations of and (iii) such Contract would not be deemed a Rejected Contract by Seller, Purchaser and Seller shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser to assume the rights and obligations under such Contract.

(c) The obligations of Seller pursuant to this Section 8.5 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), and each of Seller’ obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

(d) Sellers, on the one hand, and Purchaser, on the other hand, will provide each other with such cooperation and information as either of them may reasonably request of the other in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes (such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings and other determinations by Tax authorities). In addition, Purchaser shall make available to Sellers, without charge to Sellers, such office space and employee support reasonably necessary to assist Sellers to wind up Sellers’ operations following the Closing, resolve the Bankruptcy Cases, dissolve any or all of the Sellers and prepare and file the Tax Returns. Any information obtained under this Section 8.5(d) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

(e) Sellers, on the one hand, and Purchaser, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Body concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Body in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Body, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Law, each of Purchaser, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Body or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Body in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

8.6 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. After the Closing, each Seller shall promptly transfer or deliver to Purchaser cash, checks (which shall be properly endorsed) or other property that any Seller may receive in respect of any deposit, prepaid expense, receivable or other item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities.

8.7 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

8.8 Confidentiality.

(a) Purchaser acknowledges that the confidential information provided to them in connection with this Agreement, including under Section 8.2, and the consummation of the transactions contemplated hereby, is subject to the terms and conditions of the Confidentiality Agreement.

(b) Following the completion of the Auction, Sellers agree to maintain, unless disclosure is required by applicable Law, the confidentiality of any confidential information regarding the Business which is in Sellers’ possession or of which Sellers are aware. Sellers hereby further agree, unless disclosure is required by applicable Law, to take all appropriate steps, consistent with Sellers’ past practice, to safeguard such confidential information and to protect it against disclosure, misuse, loss and theft. In furtherance and not in limitation of the foregoing, Sellers shall not, unless required by applicable Law, disclose to any Person (a) any confidential information regarding the Business, provided, that confidential information shall not include information that becomes generally available to the public other than as a result of the breach of this Section 8.8(b) or information not otherwise known by the Sellers that becomes available to any Seller from a Person other than Purchaser, or (b) any of the discussions or negotiations conducted with Purchaser in connection with this Agreement, provided, that Sellers shall be entitled to disclose (i) any information required to be disclosed by Sellers to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Cases, other Persons bidding on assets of Sellers, (ii) any information required to be disclosed by Sellers pursuant to any applicable Law (including, without limitation, the Bankruptcy Code), legal proceeding or Governmental Authority, or (iii) any information to Sellers’ counsel and financial advisor; provided, that, in each case, such disclosure shall be limited to the information that is so required to be disclosed and the Person(s) to whom such disclosure is required. Notwithstanding anything in this Section 8.8 to the contrary, unless disclosure is required by applicable Law, the confidentiality of any trade secrets of the Business shall be maintained for so long as such trade secrets continue to be entitled to protection as trade secrets of the Business.

8.9 Preservation of Records. Sellers (or any subsequently appointed bankruptcy estate representative, including, but not limited to, a trustee, a creditor trustee or a plan administrator) and Purchaser agree that each of them shall preserve and keep the books and records held by it relating to the pre-Closing Business for a period of three (3) months from the Closing Date and shall make such books and records available to the other Parties (and permit such other Party to make extracts and copies of such books and records at its own expense) as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of Sellers or Purchaser or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers, on the one hand, or Purchaser, on the other hand, wish to destroy such records during such three (3) month period, such Party shall first give twenty (20) days’ prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that twenty (20) day period, to take possession of the records within thirty (30) days after the date of such notice.

8.10 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.11 Material Adverse Effect. Sellers shall promptly inform Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect.

8.12 Casualty Loss. Notwithstanding any provision of this Agreement to the contrary, if, before the Closing, all or any portion of the Purchased Assets is (a) condemned or taken by eminent domain, or (b) is damaged or destroyed by fire, flood or other casualty, Seller shall notify Purchaser promptly in writing of such fact, (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire, flood or other casualty, Seller shall assign the insurance proceeds therefrom to Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 8.12 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

8.13 No Successor Liability. The Parties intend that, except where expressly prohibited under applicable Law, upon the Closing, Purchaser shall not be deemed to: (i) be the successor of Sellers, (ii) have, de facto, or otherwise, merged with or into Sellers, (iii) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers, or (iv) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Purchaser shall not be liable for any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) against Sellers or any of Sellers predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Purchased Assets or any Liabilities of Sellers arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.13 shall be reflected in the Sale Order.

8.14 Change of Name. Promptly following the Closing, each Seller shall, and shall cause its direct and indirect Subsidiaries to, discontinue the use of its current name (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct or indirect Subsidiaries) and shall not subsequently change its name to or otherwise use or employ any name which includes the words “Orchard”, “Orchard Supply Hardware” and/or “OSH” without the prior written consent of Purchaser, and each Seller shall cause the names of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller as provided in the last sentence of this Section 8.14. Notwithstanding the above, Sellers and their Subsidiaries may continue to use their current names and any other names or DBA’s currently utilized by the Sellers or their subsidiaries in relation to the wind-down of stores or GOB Sales, which will proceed as quickly as possible.

8.15 Receivables. From and after the Closing, if any Seller receives or collects any funds relating to Accounts Receivable, in respect of the Purchased Assets, such Seller shall remit such funds to Purchaser within Five Business Days after its receipt thereof.

8.16 Antitrust Approvals. (a) Purchaser and Sellers will (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 Business Days after the entry of the Bidding Procedure Order in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law and subject to reasonable confidentiality considerations, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.16 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

(b) Each of Purchaser and Sellers will use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign treaties, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Sellers will cooperate and use its commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (“Antitrust Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Purchaser and Sellers will use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice or waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary with respect to any actions, non-actions, clearances, waivers, consents, approvals or Permits from any Governmental Body with respect to any Antitrust Laws that are required to be obtained in connection with this Agreement, Purchaser and its Affiliates shall not be required to, and the Sellers shall not, without the prior written consent of Purchaser (which may be withheld in Purchaser’s sole discretion), (i) enter into any hold separate order, (ii) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing Date, any of their respective assets, licenses, operations, rights, businesses or interests therein (or agree to take or consent to any of the foregoing actions) or (iii) agree to any changes or restrictions on, or other impairment of, the ability of Purchaser, the Sellers or any of their Affiliates to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein (collectively, the “Antitrust Condition”).

(d) Purchaser shall be responsible for the payment of the applicable filing fees under the HSR Act and all other Antitrust laws.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order (as provided in Article VII) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and Purchaser, which orders shall not have been reversed, modified, amended or stayed; and

(c) any waiting period (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or under any other applicable Antitrust Laws shall have expired or been terminated.

9.2 Conditions Precedent to the Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Sellers in their sole discretion:

(a) the representations and warranties made by Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.

9.3 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a) Sellers shall have delivered to Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.3) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 7.2(d));

(b) the representations and warranties made by Sellers in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(c) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) Sellers shall have delivered, or caused to be delivered, to Purchaser, all of the items set forth in Section 3.2; and

(e) Sellers shall have complied with the sale process deadlines set forth in the Bidding Procedures Order.

ARTICLE X.

ADDITIONAL DEFINITIONS

10.1 Definitions. As used herein:

(a) “Accounts Receivable” shall have the meaning set forth in Section 1.1(c).

(b) “Acquired Buildings” shall have the meaning set forth in Section 1.1(g).

(c) “Acquired Owned Real Property” shall have the meaning set forth in Section 1.1(f).

(d) “Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation by or before any Governmental Body.

(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise or (ii) an officer, director, or any Person that has the power, directly or indirectly, to vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

(f) “Affiliate Agreement” means any agreement or contract between any director, officer, employee or greater than five percent (5%) stockholder of any Seller or Affiliate of any such Person, on one hand, and any Seller, on the other hand, related to the Business, including any contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.

(g) “Agreement” shall have the meaning set forth in the preamble.

(h) “Agreement Date” shall have the meaning set forth in the preamble.

(i) “Allocation” shall have the meaning set forth in Section 11.2.

(j) “Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Purchased Assets to a Person other than Purchaser, or (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(k) “Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

(l) “Antitrust Condition” has the meaning set forth in Section 8.16(c).

(m) “Antitrust Division” has the meaning set forth in Section 8.16(a).

(n) “Antitrust Laws” has the meaning set forth in Section 8.16(b).

(o) “Antitrust Order” has the meaning set forth in Section 8.16(b).

(p) “Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

(q) “Assigned Contracts” shall have the meaning set forth in Section 1.1(b).

(r) “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

(s) “Assumed Leased Real Property” shall have the meaning set forth in Section 1.1(h).

(t) “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

(u) “Assumed Plans” shall have the meaning set forth in Section 6.1(e).

(v) “Assumption and Assignment of Leases” shall have the meaning set forth in Section 3.2(h).

(w) “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(x) “Audited Financial Statements” shall have the meaning set forth in Section 4.17(a).

(y) “Avoidance Actions” shall have the meaning set forth in Section 1.1(aa).

(z) “Back-up Bidder” shall have the meaning set forth in Section 7.2(c).

(aa) “Bankruptcy Cases” shall have the meaning set forth in the Recitals.

(bb) “Bankruptcy Code” shall have the meaning set forth in the Recitals.

(cc) “Bankruptcy Court” shall have the meaning set forth in the Recitals.

(dd) “Bankruptcy Rules” shall have the meaning set forth in the Recitals.

(ee) “Benefit Plan” means (i) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (including, without limitation, as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, fringe benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, equity-based, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all other employment, termination, bonus, severance, change in control, collective bargaining or other similar plans, programs, contracts, or arrangements (whether written or unwritten), in each case, maintained, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of any Seller or under which any Seller or any ERISA Affiliate has any liability.

(ff) “Bid Protections” shall have the meaning set forth in Section 7.1.

(gg) “Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit E and otherwise in form and substance reasonably satisfactory to Seller and Purchaser.

(hh) “Bill of Sale” shall have the meaning set forth in Section 3.2(a).

(ii) “Break-Up Fee” shall have the meaning set forth in Section 7.1.

(jj) “Business” shall have the meaning set forth in the Section 1.1.

(kk) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(ll) “Cash and Cash Equivalents” means all of Seller’s cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by Purchaser to Seller pursuant to this Agreement).

(mm) “Cash Payment” shall have the meaning set forth in Section 2.1(a).

(nn) “Chapter 11 Petition” shall have the meaning set forth in the Recitals.

(oo) “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(pp) “Closing” shall have the meaning set forth in Section 3.1.

(qq) “Closing Date” means the date on which the Closing occurs.

(rr) “Closing Date Payment” shall have the meaning set forth in Section 2.1(b).

(ss) “Closing Working Capital” shall have the meaning set forth in Section 2.2(a).

(tt) “Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

(uu) “Company” shall have the meaning set forth in the preamble.

(vv) “Company Subsidiary” shall have the meaning set forth in the preamble.

(ww) “Competing Bid” shall have the meaning set forth in Section 7.2(b).

(xx) “Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and Purchaser dated December 7, 2012.

(yy) “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.

(zz) “Cure Costs” shall have the meaning set forth in Section 1.3(b).

(aaa) “Current Assets” shall have the meaning set forth in Section 2.2(a).

(bbb) “Current Liabilities” shall have the meaning set forth in Section 2.2(a).

(ccc) “Deposit” shall have the meaning set forth in Section 2.4.

(ddd) “DIP Financing Agreements” means the Senior Secured, Super-Priority Debtor-In-Possession Credit Agreement among Orchard Supply Hardware LLC, Orchard Supply Hardware Stores Corporation, OSH Properties LLC, certain subsidiaries of Orchard Supply Hardware LLC, lenders and issuing banks from time to time party thereto, Wells Fargo Bank, National Association (as ABL Administrative Agent and Collateral Agent), Bank of America, N.A. (as Syndication Agent), Wells Fargo Bank, National Association (as Supplemental Term Agent), and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce Fenner & Smith Incorporated (as Joint Lead Arrangers and Joint Bookrunners) and post-petition debtor-in-possession financing provided by certain of the lenders party to the Sellers’ Amended and Restated Senior Secured Term Loan Agreement dated as of December 22, 2011 with Gleacher Products Corp. (as successor in interest to JPMorgan Chase Bank, N.A.), as administrative agent and collateral agent for itself, certain Lenders and other secured parties.

(eee) “DIP Budget” means the pro forma budget delivered to the Purchaser prior to the date hereof specifying the Sellers’ operating budget as debtor-in-possession.

(fff) “DIP Order” means an order or orders entered by the Bankruptcy Court which approve the DIP Financing Agreements on a final basis.

(ggg) “Dispute Notice” means a notice delivered by the Company to Purchaser in which the Company (a) disputes the calculation of Closing Working Capital included in the Working Capital Statement and (b) provides the basis of such dispute in reasonable detail.

(hhh) “Distribution Center” has the meaning set forth in Section 1.1.

(iii) “Documents” means all of Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental plans and reports, data, Permits and Permit applications, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form relating to the Business.

(jjj) “Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.

(kkk) “Employer” shall mean any of the Sellers.

(lll) “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(mmm) “Engagement Date” shall have the meaning set forth in Section 2.3(b).

(nnn) “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance rule of common law or agency guidance or policies relating to the protection of human health, safety, the environment, natural resources or consumer products.

(ooo) “Environmental Liabilities and Obligations” means all Liabilities arising from any actual or threatened impairment, impact or damage to the environment, health or safety, or any actual or threatened failure to comply with Environmental Law in connection with the prior or ongoing ownership or operation of the Business, the Purchased Assets, or the Assumed Leased Real Property or the Acquired Owned Real Property where the Business is currently located, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Materials; (ii) the Release of Hazardous Materials, including migration onto or from the real property where the Business is located; (iii) any other pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Law including all applicable Permits; (v) Orders, notices to comply, notices of violation, alleged non-compliance and inspection reports; and (vi) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i)-(v) of this definition.

(ppp) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(qqq) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

(rrr) “Escrow Agent” means a third-party entity approved by the parties hereto, which entity will have fiduciary obligations with respect to the transfer of funds related to this Agreement and whose actions will be governed by an escrow agreement approved by the parties hereto.

(sss) “Estimated Working Capital” shall have the meaning set forth in Section 2.2(a).

(ttt) “Estimated Working Capital Statement” shall have the meaning set forth in Section 2.2(a).

(uuu) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vvv) “Excluded Assets” shall have the meaning set forth in Section 1.2.

(www) “Excluded Liabilities” shall have the meaning set forth in Section 1.4.

(xxx) “Expense Reimbursement” shall mean the reasonable out-of-pocket fees, costs and expenses of the Purchaser, subject to a cap of $850,000.

(yyy) “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’ Bankruptcy Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(zzz) “Final Working Capital” shall have the meaning set forth in Section 2.3(a).

(aaaa) “Financial Statements” shall have the meaning set forth in Section 4.17(a).

(bbbb) “FIRPTA Certificate” shall have the meaning set forth in Section 11.4.

(cccc) “FTC” has the meaning set forth in Section 8.16(a).

(dddd) “Furnished Reports” has the meaning set forth in Section 4.17(b).

(eeee) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ffff) “GOB Sales” shall have the meaning set forth in Section 1.2(k).

(gggg) “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(hhhh) “Ground Lease” shall have the meaning set forth in Section 4.6(a).

(iiii) “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including petroleum and its by-products, asbestos, and any material or substance which is defined or identified as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under or the subject of any provision of Environmental Law.

(jjjj) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(kkkk) “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(llll) “Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, designs, symbols, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (iii) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, intangibles, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, industrial property rights, and methodologies; (iv) computer software, computer programs, and databases (whether in source code, object code or other form); and (v) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(mmmm) “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) related to the Business maintained or held by, stored by or on behalf of, or in transit to, any of the Sellers.

(nnnn) “IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(i).

(oooo) “IRS” shall have the meaning set forth in Section 4.14(c).

(pppp) “Knowledge” or (“Knowledge of Seller” or “Seller Knowledge”) means the actual knowledge of a natural person, or, with respect to a Person that is not a natural person, the actual knowledge of the officers or management of any person, in each case, including facts of which any such individual should be aware in the reasonably prudent exercise of his or her duties.

(qqqq) “Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including but not limited to Environmental Laws.

(rrrr) “Lease” shall have the meaning set forth in Section 4.6(a).

(ssss) “Leased Real Property” means all of the real property leased, subleased, used or occupied by any of the Sellers, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

(tttt) “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(uuuu) “Material Adverse Effect” means any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the (i) assets, Liabilities, Business, properties, financial condition or results of operations of the Sellers, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on the Sellers relative to other participants in the industry in which the Sellers conduct the Business, (b) changes that affect generally the industry in which the Sellers operate but that do not have a disproportionate effect on the Sellers relative to other participants in the industry in which the Sellers conduct the Business, (c) changes after the Agreement Date in any applicable Law or GAAP, (d) the commencement of the Bankruptcy Cases and Sellers’ inability to pay certain obligations as a result of the filing of the Bankruptcy Cases, (e) any actions taken or proposed to be taken by Purchaser or any of its Affiliates, or (f) any effect resulting the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

(vvvv) “Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Body.

(wwww) “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(xxxx) “Organizational Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (vi) all amendments or supplements to any of the foregoing.

(yyyy) “Outside Back-up Date” shall have the meaning set forth in Section 7.2(c).

(zzzz) “Outside Date” shall have the meaning set forth in Section 3.4(b).

(aaaaa) “Overbid Protection” shall have the meaning set forth in Section 7.1.

(bbbbb) “Owned Buildings” shall have the meaning set forth in Section 4.6(b).

(ccccc) “Owned Real Property” shall have the meaning set forth in Section 4.6(b).

(ddddd) “Party” shall have the meaning set forth in the preamble.

(eeeee) “Pension Plan” shall have the meaning set forth in Section 4.14(e).

(fffff) “Permits” means to the fullest extent permitted under applicable law, all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to any of the Sellers and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

(ggggg) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Owned Real Property and Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Owned Real Property or Leased Real Property, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, (v) licenses granted on a non-exclusive basis , (vi) Encumbrances arising from the transfer of Intellectual Property pursuant to this Agreement relating to the past acts or prior commitments of Seller and all previous owners of such Intellectual Property and

(vii) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation of the Business.

(hhhhh) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(iiiii) “Personal Property Leases” shall have the meaning set forth in Section 4.7.

(jjjjj) “Petition Date” means the date on which the Sellers commenced the Bankruptcy Cases.

(kkkkk) “Post-Closing Plans” shall have the meaning set forth in Section 6.1(b).

(lllll) “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

(mmmmm) “Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.

(nnnnn) “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(ooooo) “Prevailing Bidder” shall have the meaning set forth in Section 7.2(c).

(ppppp) “Previously Omitted Contract” shall have the meaning set forth in Section 1.6(b)(i).

(qqqqq) “Previously Omitted Contract Designation” shall have the meaning set forth in Section 1.6(b)(i).

(rrrrr) “Previously Omitted Contract Notice” shall have the meaning set forth in Section 1.6(b)(ii).

(sssss) “Purchase Price” shall have the meaning set forth in Section 2.1(a).

(ttttt) “Purchased Assets” shall have the meaning set forth in Section 1.1.

(uuuuu) “Purchased Intellectual Property” shall have the meaning set forth in Section 4.8.

(vvvvv) “Purchaser” shall have the meaning set forth in the preamble.

(wwwww) “Purchaser Designee” shall have the meaning set forth in the preamble.

(xxxxx) “Regulatory Approvals” means any consents, waivers, approvals, orders Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement of any Ancillary Document and the consummation of the transactions contemplated hereby and thereby.

(yyyyy) “Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or including migration to or from a property, including but not limited to any Owned Real Property or Leased Real Property.

(zzzzz) “Remedial Action” means all actions to (i) investigate, clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

(aaaaaa) “Rejected Contracts” shall have the meaning set forth in Section 1.6(a)(i).

(bbbbbb) “Representatives” shall have the meaning set forth in Section 8.2.

(cccccc) “Sale and Bidding Procedures Motion” shall have the meaning set forth in Section 7.2(a).

(dddddd) “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.

(eeeeee) “Sale Motion” means the motion or motions of Seller, in form and substance reasonably acceptable to Seller and Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(ffffff) “Sale Order” means an order substantially in the form attached hereto as Exhibit F and otherwise in form and substance reasonably satisfactory to Seller and Purchaser.

(gggggg) “SEC Documents” has the meaning set forth in Section 4.17(b).

(hhhhhh) “Securities Act” means the Securities Act of 1933, as amended.

(iiiiii) “Sellers” shall have the meaning set forth in the preamble.

(jjjjjj) “Specified Prepaid Expenses” shall have the meaning set forth in Section 2.2(a).

(kkkkkk) “Stores” has the meaning set forth in Section 1.1.

(llllll) “Straddle Period” shall have the meaning set forth in Section 11.1(b).

(mmmmmm) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

(nnnnnn) “Tax” and “Taxes” mean (a) any and all taxes, including any federal, state, provincial, local, foreign or other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, capital, production, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group (including any Liability pursuant to Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or non-U.S. law), and (c) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, by contract or otherwise in respect of any items described in clause (a) or (b) above.

(oooooo) “Tax Proceeding” means any action, suit, investigation, audit, Claim, investigation, or other action or proceeding with respect to Taxes.

(pppppp) “Tax Refunds” shall have the meaning set forth in Section 1.1(u).

(qqqqqq) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(rrrrrr) “Term Lenders” shall have the meaning set forth in Section 3.2(s).

(ssssss) “Transferred Employee” shall have the meaning set forth in Section 6.1(a).

(tttttt) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(uuuuuu) “Unaudited Financial Statements” shall have the meaning set forth in Section 4.17(a).

(vvvvvv) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

(wwwwww) “Working Capital Statement” shall have the meaning set forth in Section 2.2(b).

ARTICLE XI.

TAXES

11.1 Certain Taxes.

(a) Except as provided in Section 1.3(h), any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby, and that are not exempt under Section 1146(a) of the Bankruptcy Code, shall be borne and timely paid by the Sellers. The Sellers shall, at their own expense, timely file any Tax Return or other document required to be filed with respect to such Taxes, and Purchaser shall join in the execution of any such Tax Return if required by Law.

(b) In the case of any taxable period that begins before, and ends after, the Closing Date (a “Straddle Period”), any real property, personal property, ad valorem and similar Taxes allocable to the portion of such Straddle Period ending with the end of the day on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, which amount shall be an Excluded Liability.

11.2 Allocation of Purchase Price. As soon as reasonably practicable after the Closing Date, the Purchaser shall determine the allocation of (a) the Purchase Price, plus (b) the Assumed Liabilities, plus (c) all other items required to be treated as consideration for federal income Tax purposes, among the Purchased Assets and the agreements provided for herein, for all purposes (including financial, accounting and Tax) (the “Allocation”). The Purchaser and the Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. The Sellers shall provide the Purchaser and the Purchaser shall provide Seller with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

11.3 Cooperation on Tax Matters. The Purchaser and the Sellers agree to provide each other with such information and assistance as is reasonably necessary, including access to records, Tax Returns and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with a Tax Proceeding or otherwise.

11.4 FIRPTA Certificate. The Sellers shall deliver to the Purchaser on the date hereof a properly executed affidavit of non-foreign status, reasonably satisfactory to Purchaser, that complies with Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations (the “FIRPTA Certificate”). If the Purchaser does not so receive a properly executed FIRPTA Certificate from the Sellers, then the Purchaser shall be permitted to withhold from any payment to be made (or deemed to be made) pursuant to this Agreement to the Sellers any required withholding Tax under Section 1445 of the Code as determined by the Purchaser. Any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such withholding was made.

11.5 Tax Refunds. The Sellers agree to cooperate with the Purchaser in all respects, and take or cause to be taken any steps necessary, in order to apply for and obtain any Tax Refunds with respect to any Seller for any taxable year, provided that the Purchaser pays all reasonable expenses incurred in connection therewith.

ARTICLE XII.

MISCELLANEOUS

12.1 Payment of Expenses. Except as otherwise provided in this Agreement (including, but not limited to Section 3.5 and Section 7.1) and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival of Representations and Warranties; Survival of Confidentiality. The Parties agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

12.3 Entire Agreement; Amendments and Waivers. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, that the Schedules hereto may be amended in accordance with Section 1.6. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND

WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN MANHATTAN, NEW YORK, NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7 Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Seller, to:

Orchard Supply Hardware

Address: 6450 Via Del Oro

San Jose, CA 95119

Fax no.: (408) 365-2799

Attention: Michael Fox

Senior Vice President, General Counsel and Secretary

E-mail address: michael.fox@osh.com

With a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Fax no.: (312) 236-7516

Attention:    Richard Chesley

                    Chun Jang

E-mail address:    Richard.Chesley@dlapiper.com

                              Chun.Jan@dlapiper.com

If to Purchaser, to:

Orchard Supply Company, LLC

c/o Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, NC 28117

Attention: Business Development Executive

Mail Code: NB7BD

Fax no.: 704-757-0805

E-mail Address: Richard.d.maltsbarger@lowes.com

and

Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, NC 28117

Attention: Chief Legal Officer, Secretary and Chief Compliance Officer

Mail Code: NB7LG

Fax no.: 704-757-0675

E-mail Address: gaither.m.keener@lowes.com

With a copy (which shall not constitute effective notice) to:

Hunton & Williams LLP

2200 Pennsylvania Ave., NW

Washington, DC 20037

Fax no.: (202) 778-2201

Attention:    J. Steven Patterson

                    Scott H. Kimpel

E-mail address:    spatterson@hunton.com

                              skimpel@hunton.com

12.8 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Seller, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void.

12.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

12.10 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document.

12.11 Access and Right to Use. Purchaser shall, upon reasonable advance notice, afford to Sellers’ officers, independent public accountants, attorneys, consultants and other representatives, reasonable access during normal business hours to the Purchased Assets and all records pertaining to the Purchased Assets on a royalty-free basis solely for the purpose of enabling the Sellers to conduct an orderly wind-down of the Sellers’ operations until such time as the wind-down is completed on or before the one-year anniversary of this Agreement. Sellers expressly acknowledge that nothing in this Section is intended to give rise to any contingency to Sellers’ obligations to proceed with the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:	/s/ Michael W. Fox
	Name:	Michael W. Fox
	Title:	Senior Vice President, General Counsel and Secretary

ORCHARD SUPPLY HARDWARE LLC

By:	/s/ Michael W. Fox
	Name:	Michael W. Fox
	Title:	Senior Vice President, General Counsel and Secretary

OSH PROPERTIES LLC

By:	/s/ Michael W. Fox
	Name:	Michael W. Fox
	Title:	Senior Vice President, General Counsel and Secretary

ORCHARD SUPPLY COMPANY, LLC

By:	/s/ Richard D. Maltsbarger
	Name:	Richard D. Maltsbarger
	Title:	Manager